Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Mersana Therapeutics, Inc. 2017 Stock Incentive Plan of our report dated March 17, 2017 (except Note 14, as to which the date is June 15, 2017), with respect to the consolidated financial statements of Mersana Therapeutics, Inc. included in its Registration Statement (Form S-1 No. 333-218412) and related prospectus, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Boston, MA
February 2, 2018